EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this "***Agreement***") is entered into effective as of April 16, 2021 (the "***Effective Date***") and is entered into by and among Veritex Community Bank, a Texas corporation, having its principal office at 8214 Westchester Drive, Suite 800, Dallas, TX 75225 ("***Veritex Bank***"), Veritex Holdings Inc. ("***Holdings***", and together with Veritex Bank, the "***Company***") and Jonathan S. Heine ("***Executive***"). The Company and Executive shall each be referred to herein individually as a "***Party***" and collectively as the "***Parties.***"

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I.
SERVICES TO BE PROVIDED BY EXECUTIVE

A. **Position and Responsibilities.** Executive shall serve in the capacity of President of the Houston Market and in such other capacities as the Company may from time to time request. Executive's duties shall be (1) those duties assigned by the Company, and (2) those duties which can reasonably be expected to be performed by a person in such position or as directed by the Company. Executive shall, if requested, serve as an officer or member of the board of directors of any subsidiaries or affiliates of the Company without additional compensation.

B. **Performance.** During Executive's employment with the Company, Executive shall devote on a full-time basis all of Executive's professional time, energy, skill and efforts to the performance of Executive's duties to the Company. Executive shall exercise reasonable best efforts to perform Executive's duties in a diligent, trustworthy, good faith and business-like manner, all for the purpose of advancing the interests of the Company. Executive shall at all times act in a manner consistent with Executive's position with the Company. Executive shall use reasonable best efforts to assure that any civic responsibilities or charitable activities do not interfere with Executive's duties to the Company.

C. **Compliance.** Executive shall act in accordance with high business and ethical standards at all times. Executive shall comply with the policies, codes of conduct, codes of ethics, written manuals and lawful directives of the Company (collectively, the "***Policies***"). Executive shall comply with all laws of any jurisdiction in which the Company does business (collectively, "***Laws***"). Executive shall keep the Board promptly and fully informed of Executive's conduct in connection with the business affairs of the Company. Executive shall report Executive's own violation of Policies or Laws and any violation of Policies or Laws or proposed violation of Policies or Laws of any other employee, director or contractor of the Company or other person performing services on behalf of the Company to the Chief Executive Officer promptly upon Executive becoming aware of such violation or proposed violation of Policies or Laws. Additionally, Executive shall inform the Chief Executive Officer promptly in writing of any threatened legal, regulatory action or financial loss that arises from or is otherwise related in any way to any violation of Policies or Laws.

D. **Representations.** Executive represents and warrants to the Company that Executive (i) is not violating and will not violate any contractual, legal, or fiduciary obligations or burdens to which Executive is subject by entering into this Agreement or by providing services for the Company; (ii) is under no contractual, legal, or fiduciary obligation or burden that will interfere with Executive's ability to perform services for the Company; (iii) is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of Executive's employment with the Company or to refrain from competing, directly or

indirectly, with the business of such previous employer or any other party which has not been disclosed to the Company; and (iv) has no previous convictions under any law, disputes with regulatory agencies, or other similar circumstances. Executive shall not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

ARTICLE II.
COMPENSATION FOR SERVICES

As compensation for all services Executive will perform for the Company, the Company will pay Executive, and Executive shall accept as full compensation, the following:

A. **Compensation.** During the Term, the Company shall pay Executive a base monthly salary in the amount of $35,416.67 ("***Base Salary***") ($425,000.00 annualized), less applicable payroll taxes and withholdings, payable in accordance with the Company's normal payroll practices. The Company will review Executive's Base Salary annually and may increase such Base Salary from time to time, but shall not be obligated to effectuate any increase.

B. **Annual and Long-Term Bonus Opportunities**. Executive shall be eligible to participate in the Company's annual and long-term bonus and other incentive compensation plans and programs for the Company's senior executives at a level commensurate with his position. Any annual or long-term bonus payable pursuant to this Article II.B. shall be paid in accordance with the terms of the applicable bonus program that may be adopted by the Company from time to time.

C. **Equity Compensation**. The Company currently sponsors the 2019 Amended and Restated Omnibus Incentive Plan for Veritex Holdings, Inc (or any successor plan thereto) and may, from time to time, sponsor other similar equity compensation programs (collectively, referred to herein as the "***Plan***"). The Company may, in its sole discretion, but is not obligated to, make grants of equity-based incentive compensation to Executive under the terms of the Plan.

D. **Expenses.** The Company agrees that, during Executive's employment, the Company shall reimburse Executive for out-of-pocket expenses reasonably incurred in connection with Executive's performance of Executive's services hereunder, upon the presentation by Executive of an itemized accounting of such expenditures, with supporting receipts, provided that Executive submits such expenses for reimbursement within 60 days of the date such expenses were incurred in accordance with the Company's expense reimbursement policy. Subject to Article V.M, reimbursements shall be in compliance with the Company's expense reimbursement policies.

E. **Paid Time Off.** Executive shall be entitled to 27 days of paid time off annually pursuant to the Company's standard written policies, as may be amended by the Company. Paid time off shall be taken at such times and intervals as shall be determined by Executive, subject to the reasonable business needs of the Company.

F. **Benefits.** Executive may participate in any group health insurance plan, 401(k) plan, disability plan, group life plan and any other benefit or welfare program or policy that is made generally available, from time to time, to other employees of the Company, on a basis consistent with such participation and subject to the terms of the documents governing such plan, program or policy, as such plans, programs or policies may be modified, amended, terminated, or replaced from time to time by the Company, in its sole discretion.

G. **Indemnification**. During the Term, the Company shall maintain and provide Executive with coverage under a directors' and officers' liability policy at the Company's expense that is at least

equivalent to the coverage provided by the Company to the active directors and active senior executives of the Company.

ARTICLE III.
TERM; TERMINATION

A. **Term of Employment.** The term of Executive's employment under this Agreement shall begin on the Effective Date and shall continue in effect for one year following the Effective Date (the "***Initial Term***"), unless earlier terminated by any Party in accordance with Article III.B. Upon the expiration of the Initial Term, the Agreement will automatically renew, subject to earlier termination as herein provided, for successive one year periods (each an "***Additional Term***"), unless either Executive or the Company provide notice of non-renewal at least 30 days prior to the expiration of the Initial Term or the then Additional Term, whichever is applicable. The Initial Term and any Additional Term(s) shall be referred to collectively as the "***Term***."

B. **Termination.** Any Party may terminate Executive's employment at any time upon 30 days written notice of termination, except that the Company need not provide advance notice for termination of Executive's employment with Cause ("***Notice Period***"). The date of Executive's termination shall be (i) if Executive's employment is terminated by his death, the date of his death; or (ii) the date stated in the notice of termination (if less than 30 days from the date of written notice, the Company may pay Executive an amount equal to the Base Salary Executive would have earned through the remaining Notice Period and shall have no further liability for acceleration of the Notice Period). Upon termination of Executive's employment, the Company shall pay Executive (i) any unpaid Base Salary accrued through the date of termination; (ii) any accrued, unused paid time off balances for the current year through the date of termination; and (iii) any unreimbursed expenses properly incurred prior to the date of termination (the "***Accrued Obligations***"), within the time period required by applicable law.

(i) **Termination for Cause by the Company or by Executive without Good Reason or Non-Renewal by any Party.** In the event (1) the Company terminates Executive's employment with the Company for Cause (as defined below) at any time during the Term, (2) Executive terminates his employment without Good Reason during the Term, or (3) non-renewal by any Party, then the Company shall have no further liability or obligation to Executive under this Agreement or in connection with Executive's employment hereunder, except that the Company shall pay the Accrued Obligations and any amounts to which Executive is entitled under the Company's benefit plans in accordance with their terms. The Accrued Obligations shall be payable in a lump sum within the time period required by applicable law. For purposes of this Agreement:

(a) "***Cause***" means the occurrence of any of the following events: (i) an act or acts of theft, embezzlement, fraud, or dishonesty by Executive, regardless of whether such act(s) relate to the Company or any affiliate of the Company; (ii) a willful or material misrepresentation by Executive that relates to the Company or any affiliate of the Company, or has a material adverse effect on the Company or any affiliate of the Company; (iii) any willful misconduct or gross negligence by Executive that is injurious to the Company or any affiliate of the Company or the commission in bad faith by the Executive of any act which materially injures or could reasonably be expected to materially injure the reputation, business or business relationships of the Company or any affiliate of the Company; (iv) any violation by Executive of any fiduciary duties owed by Executive to the Company or any affiliate of the Company; (v) Executive's conviction of, or pleading *nolo contendere* or guilty to, a felony or a misdemeanor that involves moral turpitude (other than a minor traffic infraction), or a violation of any Law which the Company determines may have an adverse effect on the Company, (vi) a material or repeated violation of the Company's Policies, which Executive failed to cure within 30 days after receiving written notice from the

Company; (vii) Executive's failure or refusal to perform in all material respects the duties and responsibilities required to be performed by Executive under the terms of this Agreement or necessary to carry out Executive's job duties, which Executive failed to cure within 30 days after receiving written notice from the Company; (viii) the failure or refusal of Executive to follow the lawful directives of the Company, which, if curable (as determined by the Company), Executive failed or refused to cure within 30 days after receiving written notice from the Company; (ix) a material breach by Executive of this Agreement or any other agreement to which Executive and the Company are parties that is not cured by Executive within 30 days after receipt by Executive of a written notice from the Company; or (x) Executive's use of alcohol or illegal drugs, interfering with the performance of the Executive's obligations under this Agreement.

(b) "***Good Reason***" means the occurrence of any of the following events: (i) without Executive's prior consent, a material diminution in Executive's job title or job duties; (ii) a material reduction in Executive's Base Salary, unless the reduction is a proportionate reduction of the compensation of Executive and all other senior personnel of the Company as a part of a company-wide effort to enhance the Company's financial condition; (iii) the relocation of Executive's principal place of employment to another location outside of a 50 mile radius from the location of Executive's then place of employment (provided such relocation results in an increase to Executive's daily commute); or (iv) a material breach of this Agreement by the Company. Executive shall give the Company 30 days' written notice of an intent to terminate this Agreement for Good Reason and specifying the reasons for such Good Reason and provide the Company with 30 days after receipt of such notice from Executive to remedy the alleged action(s) giving rising to Good Reason. In the event the Company does not cure the violation, if Executive does not terminate Executive's employment within 30 days following the last day of the cure period, the occurrence of the violation shall not subsequently serve as Good Reason for purposes of this Agreement.

(ii) **Termination Without Cause by the Company or by Executive for Good Reason prior to or more than 24 months after a Change in Control.** In the event the Company terminates Executive's employment with the Company without Cause or Executive resigns for Good Reason, in either case, prior to or more than 24 months after a Change in Control (as defined below), the Company shall have no further liability or obligation to Executive under this Agreement, *except that* the Company shall (a) pay Executive the Accrued Obligations, payable in a lump sum within the time period required by applicable law; and (b) subject to Executive's compliance with Article IV of this Agreement and the execution and timely return by Executive of a release of claims in a form and substance reasonably requested by the Company (the "***Release***"), which shall be executed and delivered by Executive within 30 days of Executive's termination of employment and which shall be irrevocable, (1) pay to Executive an amount equal to 12 months of Executive's Base Salary plus a cash payment equal to 1 times the average annual cash incentive bonus paid to Executive for the two full calendar years immediately preceding the date Executive's employment terminates (or, if Executive has been employed for less than two full calendar years, the average of the Executive's target annual cash incentive bonus for the year of termination and any annual cash incentive bonus paid for any prior calendar year and if no prior calendar years, one times Executive's target annual cash incentive bonus for the year of termination), payable in accordance with the Company's regular payroll period over the 12 month period (the "***Severance Period***"), beginning with the first payroll period immediately following the date that is 30 days following Executive's termination of employment (provided that Executive has executed the Release and the revocation period for the Release has expired by such date), (2) an annual cash incentive bonus payment for the year of Executive's termination of employment, subject to achievement of the applicable performance criteria relating to payment of such bonus, pro-rated based on the number of days Executive was employed during the performance year, and payable when bonuses are paid to active employees under the terms of the Company's bonus program as in effect for such year, and (3) a cash payment equal to 12 months of the COBRA premium in effect at the time of Executive's termination of employment for the same coverage under the Company's group health plan that Executive (and his eligible dependents) had in effect on the date of his termination of employment, payable in a lump sum on the first payroll period immediately

following the date that is 30 days following Executive's termination of employment (provided that Executive has executed the Release and the revocation period for the Release has expired by such date) (collectively, the amounts in Article III.B.(ii)(b) are referred to herein as the "***Severance Benefits***"). Executive will remain responsible for payment of the entire COBRA premium if he elects COBRA continuation coverage. In the event Executive fails to comply with the terms of Article IV or does not timely execute and return (or otherwise attempts to revoke) the Release, no Severance Payments shall be payable to Executive after the date of Executive's termination from employment.

(iii) **Termination Without Cause by the Company or by Executive for Good Reason on or within 24 months of a Change in Control.** In the event the Company terminates Executive's employment with the Company without Cause or Executive resigns for Good Reason on or within 24 months of a Change in Control, the Company shall have no further liability or obligation to Executive under this Agreement, *except that* the Company shall (a) pay Executive the Accrued Obligations, payable in a lump sum within the time period required by applicable law; and (b) subject to Executive's compliance with Article IV of this Agreement and the execution, timely return, and non-revocation by Executive of the Release, the payments described in Article III.B.(ii)(b), provided, that 30 months shall be substituted in lieu of 12 months and 2.5 times shall be substituted in lieu of 1 times in Article III.B.(ii)(b)(1) and 18 months shall be substituted in lieu of 12 months in Article III.B.(ii)(b)(3). For purposes of this Agreement, "***Change in Control***" shall have the same meaning as such term in the Plan.

(iv) **Termination Due to Death or Disability.** In the event Executive's employment is terminated due to death or Disability at any time during the Term, Executive's employment shall immediately terminate and the Company shall have no further liability or obligation to Executive under this Agreement or in connection with Executive's employment hereunder, except that the Company shall pay the Accrued Obligations The Accrued Obligations shall be payable in a lump sum within the time period required by applicable law. All amounts that may be due to Executive under this Article III.B.(iv) shall be paid to Executive or to Executive's administrators, personal representatives, heirs and legatees, as may be appropriate. For purposes of this Agreement, "***Disability***" means the inability of Executive to perform Executive's essential duties and responsibilities with or without reasonable accommodation for a continuous period exceeding 90 days or for a total of 180 days during any period of 12 consecutive months as a result of a physical or mental illness, disease or personal injury.

ARTICLE IV.
RESTRICTIVE COVENANTS

A. **Confidentiality.**

(i) **Confidential Information.** During Executive's employment with the Company, the Company shall provide Executive otherwise prohibited access to certain Confidential Information (defined below), which is not known to the Company's competitors or within the Company's industry generally, which was developed by the Company over time and/or at its expense, and which is of great competitive value to the Company. For purposes of this Agreement, "***Confidential Information***" includes all trade secrets and confidential and proprietary information of the Company,[1] including, but not limited to, all documents or information, in whatever form or medium, concerning or relating to any of the Company's:

a. unique concepts, lending practices, sales presentations, marketing and sales programs and plans, marketing and business strategies, business practices, methods of operation, pricing and pricing strategies, cost information, proprietary information;

[1] For purposes of this Agreement, the "Company" shall include any of its affiliates.

b. electronically stored information, models, discoveries, ideas and improvements, processes, techniques, technical improvements, modifications, technical data, product information, research, developmental or experimental work, plans for research, information concerning past, current, future and/or proposed products or projects, interpretations and analyses, database schemas or tables, developments, development projects;

c. finances and financial information and data, business plans, strategies and methods, budgets, forecasts, contracts and contract terms (actual and proposed), contractual relationships, business records, audits, management methods and information, reports, recommendations and conclusions, expansion and growth plans;

d. investments including investor information, investment policies, investment strategies, investment returns, investment track records and investment vehicle information, customer (actual and prospective) lists, profiles and preferences, customer leads and needs, customer contact information and customer nonpublic personal information; and

e. other confidential business information disclosed or made available to Executive by the Company, either directly or indirectly, in writing, orally, or by drawings or observation.

"***Confidential Information***" does not include any information which is generally available to and known by the public as of the Effective Date of this Agreement or becomes generally available to and known by the public (other than as a result of Executive's breach of this Agreement or any other agreement or obligation to keep such information confidential). Confidential Information, whether prepared or compiled by Executive or the Company or furnished to Executive during Executive's employment with the Company, shall be the sole and exclusive property of the Company, and none of such Confidential Information or copies thereof shall be retained by Executive. Executive acknowledges and agrees that the Confidential Information is proprietary to and a trade secret of the Company and, as such, is a valuable, special and unique asset of the Company, the unauthorized use or disclosure of which will cause irreparable harm, substantial injury and loss of profits and goodwill to the Company.

(ii) **No Unauthorized Use or Disclosure.** Executive acknowledges and agrees that Confidential Information is proprietary to and a trade secret of the Company and, as such, is a special and unique asset of the Company and that any disclosure or unauthorized use of any Confidential Information by Executive will cause irreparable harm and loss to the Company. Executive understands and acknowledges that each and every component of the Confidential Information (i) has been developed by the Company at significant effort and expense and is sufficiently secret to derive economic value from not being generally known to other parties; and (ii) constitutes a protectable business interest of the Company. Executive acknowledges and agrees that the Company owns the Confidential Information. Confidential Information prepared or compiled by Executive and/or the Company or furnished to Executive during Executive's employment with the Company shall be the sole and exclusive property of the Company, and none of such Confidential Information or copies thereof, shall be retained by Executive. During the period of Executive's employment with the Company and after Executive's termination from employment for any reason, Executive shall not directly or indirectly disclose to any unauthorized person or use for Executive's own account any Confidential Information without the Company's written consent. Throughout Executive's employment with the Company and thereafter: (i) Executive shall hold all Confidential Information in the strictest confidence, take all reasonable precautions to prevent its inadvertent disclosure to any unauthorized person, and follow all Company policies protecting the Confidential Information; and (ii) Executive shall not, directly or indirectly, utilize, disclose to anyone, or publish, use for any purpose, exploit, or allow or assist another person or entity to use, disclose or exploit, without prior written authorization of the Board, any Confidential Information or part thereof, except: (1) as permitted in the

proper performance of Executive's duties for the Company, (2) as permitted in the ordinary course of the Company's business for the benefit of the Company; or (3) as otherwise permitted or required by law. Executive shall use reasonable best efforts to obligate all persons to whom any Confidential Information shall be disclosed by Executive hereunder to preserve and protect the confidentiality of such Confidential Information. If Executive learns that any person or entity is taking or threatening to take any actions that would compromise any Confidential Information except as permitted by law, Executive shall promptly advise the Chief Executive Officer of all facts concerning such action or threatened action. Executive shall not remove any documents or electronically stored information that contains Confidential Information from any property of the Company except as may be required in the performance of Executive's duties as a Company Executive. Executive shall not place or save any Confidential Information on any computer or electronic storage system that is not in compliance with Company policy. Executive shall immediately notify the Company if Executive learns of or suspects any actual or potential unauthorized use or disclosure of Confidential Information concerning the Company. In the event Executive is subpoenaed, served with any legal process or notice, or otherwise requested to produce or divulge, directly or indirectly, any Confidential Information by any entity, agency or person in any formal or informal proceeding including, but not limited to, any interview, deposition, administrative or judicial hearing and/or trial, except where prohibited by law, Executive should immediately notify the Company and deliver a copy of the subpoena, process, notice or other request to the Company as promptly as possible, but under no circumstances more than ten (10) days following Executive's receipt of same; provided, however, Executive is not required to notify the Company or provide a copy of the subpoena, process, notice or other request where Executive is permitted to make such disclosure of Confidential Information pursuant to this Agreement or applicable law or regulation, as set forth in Article IV.A.(iv) or Article IV.A.(v).

(iii) **Third Party Confidential Information.**

a. Executive agrees that Executive will not use or disclose any confidential, proprietary or trade secret information belonging to any former employer or third party, and Executive will not bring onto the premises of the Company or onto any property of the Company, any confidential, proprietary or trade secret information belonging to any former employer or third party without such third party's written consent. Executive acknowledges that that the Company has specifically instructed Executive not to disclose to the Company, use, or induce the Company to use, any confidential, proprietary or trade secret information belonging to any previous employer or others.

b. During Executive's employment with the Company, the Company will receive from third parties their confidential and/or proprietary information, subject to a duty on the Company's part to maintain the confidentiality of and to use such information only for certain limited purposes. Executive shall hold all such confidential or proprietary information in strict confidence and shall not disclose it to any person or organization or use it except as necessary in the course of Executive's employment with the Company and in accordance with the Company's agreement with such third party.

(iv) **No Interference with Executive's Rights.** Notwithstanding any other provision of this Agreement, that Executive may disclose Confidential Information when required to do so by a court of competent jurisdiction, by any governmental agency having authority over Executive or the business of the Company or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order Executive to divulge, disclose or make accessible such information. Additionally, Executive and the Company agree that nothing in this Agreement is intended to interfere with Executive's right to (i) report possible violations of federal, state or local law or regulation to any governmental agency or entity charged with the enforcement of any laws; (ii) make other disclosures that are protected under the whistleblower provisions of federal, state or local law or regulation; (iii) file a claim or charge with any federal, state or local government agency or entity; or (iv) testify, assist, or participate in an investigation, hearing, or proceeding conducted by any federal, state or local government or law enforcement agency,

entity or court. In making or initiating any such reports or disclosures, Executive need not seek the Company's prior authorization and is not required to notify the Company of any such reports or disclosures.

(v) **Defend Trade Secrets Act.** Executive is hereby notified that 18 U.S.C. § 1833(b)(1) states: "An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal." Accordingly, the Parties to this Agreement have the right to disclose in confidence trade secrets to Federal, State, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The Parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).

B. **Restrictive Covenants.** In consideration for (i) the Company's provision of Confidential Information to Executive; (ii) the economic investment made by the Company in the Confidential Information and goodwill of the Company, and/or the business opportunities disclosed or entrusted to Executive; (iii) access to the Company's proprietary information, customers, employees and associates; (iv) access to information regarding the salary, pay scale, capabilities, experiences, skill and desires of the employees and independent contractors of the Company; and (v) the Company's employment of Executive pursuant to this Agreement and the compensation and other benefits provided to Executive, to protect the Company's Confidential Information and business goodwill of the Company and the Company's affiliates, Executive agrees to the following restrictive covenants:

(i) **Non-Competition.** Executive agrees that (i) during Executive's employment with the Company, and (ii) during the Severance Period if applicable, other than in connection with Executive's performance of Executive's duties for the Company, Executive shall not, and shall not use any Confidential Information to, without the prior written consent of an officer of the Company, directly or indirectly, either individually or as a principal, partner, stockholder, manager, agent, consultant, contractor, distributor, employee, lender, investor, or as a director or officer of any corporation or association, or in any other manner or capacity whatsoever, (i) control, manage, operate, establish, take steps to establish, lend money to, invest in, solicit investors for, or otherwise provide capital to, or (ii) become employed by, join, perform services for, consult for, do business with or otherwise engage in any Competing Business within the Restricted Area. For purposes of this Agreement, given the scope of the Company's business, the Confidential Information to be provided to Executive and Executive's job responsibilities for the Company, "***Restricted Area***" means the geographic areas in the counties in the State of Texas where the Company has offices or branches or is actively planning to open an office or a branch as of the date of Executive's termination of employment, and any other geographic area for which Executive performed any services or had responsibility or about which Executive received Confidential Information during Executive's employment with the Company. For purposes of this Agreement, "***Competing Business***" means any business, individual, partnership, firm, corporation or other entity that (a) engages in commercial and personal banking services (including, without limitation, small business banking, private banking, home mortgages, and real estate lending) that are competitive with the Company, and (b) any other business the Company engages in or develops during the Executive's employment with the Company and for which Executive had responsibility, performed services or was involved in developing.

(ii) **Non-Solicitation.** Executive agrees that during Executive's employment with the Company and for a period of 12 months after Executive's employment terminates for any reason (30 months if such termination occurs on or within 24 months following a Change in Control) (the "***Restricted***

Period"), other than in connection with Executive's duties for the Company, Executive shall not, and shall not use any Confidential Information to, directly or indirectly, either as a principal, manager, agent, employee, consultant, officer, director, stockholder, partner, investor or lender or in any other capacity, and whether personally or through other persons, (1) solicit business, or attempt to solicit business, from any Customer or Prospective Customer, (2) divert, interfere with, or attempt to interfere with, the Company's relationship, contracts or business with any Customer or Prospective Customer, or (3) induce or persuade in any manner, or attempt to induce or persuade, any Customer or Prospective Customer to curtail or cancel any business or contracts with the Company. For purposes of this Article IV.B.(ii), "***Customer or Prospective Customer***" means any customer or prospective customer with whom the Company did business during the Executive's employment or whom the Company solicited within the 12 month period preceding Executive's termination from employment, and whom or which: (1) Executive contacted, called on, serviced or did business with during Executive's employment with the Company; (2) Executive learned of as a result of Executive's employment with the Company; or (3) about whom Executive received Confidential Information. This restriction applies only to business which is in the scope of services or products provided by the Company.

(iii) **Non-Recruitment.** During the Restricted Period, other than in connection with Executive's duties under this Agreement, Executive shall not, and shall not use any Confidential Information to, on behalf of Executive or on behalf of any other person or entity, directly or indirectly, hire, solicit, induce, recruit, engage, go into business with, or attempt to hire, solicit, induce, recruit, engage, go into business with, or encourage to leave or otherwise cease his/her employment with the Company, any individual who is an employee or independent contractor of the Company or who was an employee or independent contractor of the Company within the 12 month period prior to Executive's termination from employment with the Company.

(iv) **Non-Disparagement.** Executive agrees that the Company's goodwill and reputation are assets of great value to the Company which have been obtained and maintained through great costs, time and effort. Therefore, during Executive's employment and after the termination of Executive's employment for any reason, Executive shall not in any way disparage, libel or defame the Company, its business or business practices, its products or services, or its shareholders, managers, officers, directors, employees, investors or affiliates. Nothing in this Article IV.B.(iv) is intended to interfere with Executive's right to engage in the conduct set forth in Article IV.A.(iv).

C. **Return of Property of the Company**. Upon request by the Company or upon the termination of Executive's employment for any reason, Executive shall immediately return and deliver to the Company any and all property of the Company, including, without limitation, Confidential Information, software, hardware, including any and all Company-issued equipment, devices, cellular telephones, tablets, computers, laptops, hard drives, keys, access cards, access codes or passwords, databases, files, documents, records, reports, memoranda, research, plans, proposals, lists, papers, books, forms, drawings, specifications, notebooks, manuals, correspondence, materials, e-mail, electronic or magnetic recordings or data, including all copies thereof (in electronic or hard copy format), which belong to the Company or which relate to the Company's business and which are in Executive's possession, custody or control, whether prepared by Executive or others. Executive further agrees that after Executive provides such property of the Company to the Company, Executive will immediately destroy any information or documents, whether prepared by Executive or others, containing or reflecting any Confidential Information or relating to the business of the Company from any computer, cellular phone or other digital or electronic device in Executive's possession, custody or control, and Executive shall certify such destruction in writing to the Company. Upon request by the Company, Executive shall provide such computer, cellular phone or other digital or electronic device to the Company or the Company's designee for inspection to confirm that such information and documents have been destroyed. If at any time after the termination of Executive's employment for any reason, Executive or the Company determines that Executive has any property of the

Company in Executive's possession, custody or control, Executive shall immediately return all such property of the Company, including all copies and portions thereof, to the Company.

D. **Tolling.** If Executive violates any of the restrictions contained in Article IV,B.(i), (ii) or (iii) the restricted period shall be suspended and shall not run in favor of Executive from the time of the commencement of any violation until the time when Executive cures the violation to the satisfaction of the Company. The period of time during which Executive is in breach shall be added to the Restricted Period.

E. **Remedies.** Executive acknowledges that the restrictions contained in Article IV of this Agreement, in view of the nature of the Company's business and Executive's position with the Company, are reasonable and necessary to protect the Company's legitimate business interests. Executive further acknowledges and agrees that the covenants, obligations and agreements of Executive contained in Article IV concern special, unique and extraordinary matters and that a violation of any of the terms of these covenants, obligations or agreements will cause the Company irreparable injury for which adequate remedies at law are not available. In the event of a breach by Executive of Article IV of this Agreement, Executive immediately forfeits all Severance Benefits from the date of such breach and the Company shall be entitled to (i) cease payment of any unpaid portion of the Severance Benefits, and (ii) recover any portion of the Severance Benefits, as applicable, paid to Executive from the date of such breach or threatened breach. Additionally, Executive agrees that the Company shall be entitled to an injunction, restraining order, and all other relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate, in addition to damages, attorneys' fees and costs. The remedies in this Article IV.E. shall not be deemed the exclusive remedies for a breach or threatened breach of this Article IV but shall be in addition to all remedies available at law or in equity. The existence of any claim or cause of action Executive may have against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the Company's enforcement of the covenants in Article IV. No modification or waiver of any covenant contained in Article IV shall be valid unless the Company's Board approves the waiver or modification in writing.

F. **Reasonableness.** Executive hereby represents to the Company that Executive has read and understands, and agrees to be bound by, the terms of this Article IV. Executive acknowledges that the geographic area, scope and duration of the covenants contained in this Article IV are fair and reasonable in light of (i) the nature of the operations of the Company's business; (ii) Executive's level of control over and contact with the business in the Restricted Area; and (iii) the amount of compensation and Confidential Information that Executive is receiving in connection with Executive's employment with the Company. It is the desire and intent of the Parties that the provisions of Article IV be enforced to the fullest extent permitted under applicable law, whether now or hereafter in effect and therefore, to the extent permitted by applicable law, the Parties hereby waive any provision of applicable law that would render any provision of Article IV invalid or unenforceable.

G. **Reformation.** The Parties agree that the foregoing restrictions set forth in Article IV are reasonable under the circumstances and that any breach of the covenants contained in Article IV would cause irreparable injury to the Company. Executive understands that the foregoing restrictions may limit Executive's ability to engage in certain businesses anywhere in or involving the Restricted Area during the Restricted Period, but acknowledges that Executive shall receive Confidential Information and sufficiently high remuneration and other benefits to justify such restrictions. If any of the aforesaid restrictions are found by a court of competent jurisdiction to be unreasonable, overly broad, or otherwise unenforceable, the Parties intend for the restrictions herein set forth to be modified by the court making such determination so as to be reasonable and enforceable and, as so modified, to be fully enforced. By agreeing to this contractual modification prospectively at this time, the Parties intend to make this provision enforceable under the law or laws of all applicable jurisdictions so that the entire agreement not to compete and this

Agreement as prospectively modified shall remain in full force and effect and shall not be rendered void or illegal.

H. **Survival.** Executive's post-termination obligations in Article IV shall survive the termination of this Agreement and Executive's termination of employment with the Company for any reason.

ARTICLE V.
MISCELLANEOUS PROVISIONS

A. **Governing Law.** This Agreement shall be governed by and construed under the laws of the State of Texas, without regard to any conflict of law or choice of law rules.

B. **Venue and Waiver of Jury Trial.**

1. Exclusive venue of any dispute arising out of Executive's employment or this Agreement shall be in a federal court in Texas with jurisdiction or a state district court of competent jurisdiction in Texas. Executive consents to personal jurisdiction of the federal and state district courts of Dallas County, Texas and to the United States District Court for the Northern District of Texas, Dallas Division, for any dispute arising out of, in connection with or in any way related to Executive's employment with the Company and this Agreement and agrees that Executive shall not challenge personal jurisdiction in such courts. Executive waives any objection that Executive may now or hereafter have to the venue or jurisdiction of any proceeding in such courts or that any such proceeding was brought in an inconvenient forum (and agrees not to plead or claim the same).

2. Executive agrees to resolve any such dispute(s) before a judge without a jury. Executive has knowledge of this provision, and will provide services to the Company thereafter, hereby waiving Executive's right to trial by jury and agrees to have any dispute(s) arising between the Company and Executive arising out of, in connection with or in any way related to this Agreement resolved by a judge of a competent court without a jury.

C. **Cooperation.** After the termination of Executive's employment, Executive shall cooperate and provide reasonable assistance, at the request of the Company, (1) in the transitioning of Executive's job duties and responsibilities, (2) with any and all investigations, and (3) with other legal, equitable or business matters or proceedings which involve any matters for which Executive worked on or had responsibility during Executive's employment with the Company. Executive agrees to be reasonably available to the Company or its representatives to provide general advice or assistance as requested by the Company. This includes but is not limited to testifying (and preparing to testify) as a witness in any proceeding or otherwise providing information or reasonable assistance to the Company in connection with any investigation, claim or suit, and cooperating with the Company regarding any investigation, litigation, claims or other disputed items involving the Company that relate to matters within the knowledge or responsibility of Executive. Nothing in this Article V.C is intended to interfere with Executive's right to engage in the conduct set forth in Article IV.A.(iv).

D. **Headings.** The paragraph headings contained in this Agreement are for convenience only and shall in no way or manner be construed as a part of this Agreement.

E. **Severability.** In the event that any court of competent jurisdiction holds any provision in this Agreement to be invalid, illegal or unenforceable in any respect, the remaining provisions shall not be affected or invalidated and shall remain in full force and effect.

F. **Reformation.** In the event any court of competent jurisdiction holds any restriction in this Agreement to be unreasonable and/or unenforceable as written, the court may reform this Agreement to make it enforceable, and this Agreement shall remain in full force and effect as reformed by the court.

G. **Entire Agreement.** This Agreement constitutes the entire agreement among the Parties, and fully supersedes any and all prior agreements, understanding or representations among the Parties pertaining to or concerning the subject matter of this Agreement, including, without limitation, Executive's employment with the Company; provided, however, Executive's obligations under this Agreement are in addition to Executive's obligations under the Company's policies and procedures and this Agreement does not supersede, modify, amend or replace any of the award agreements granted to Executive under the Plan (or any predecessor plan thereto) that are outstanding as of the Effective Date. No oral statements or prior written material not specifically incorporated in this Agreement shall be of any force and effect, and no changes in or additions to this Agreement shall be recognized, unless incorporated in this Agreement by written amendment, such amendment to become effective on the date stipulated in it. Any amendment to this Agreement must be in writing and must be signed by all parties to this Agreement.

H. **Disclaimer of Reliance.** Except for the specific representations expressly made by the Company in this Agreement, Executive specifically disclaims that Executive is relying upon or has relied upon any communications, promises, statements, inducements, or representation(s) that may have been made, oral or written, regarding the subject matter of this Agreement, the terms of Executive's employment, and any compensation or benefits to which Executive may be entitled. Executive represents that Executive relied solely and only on Executive's own judgment in making the decision to enter into this Agreement.

I. **No Fiduciary Relationship by the Company.** This Agreement does not create, nor shall it be construed as creating, any principal and agent, trust, or other fiduciary duty or special relationship running from the Company (or any of its officers or directors) to Executive.

J. **Waiver.** No waiver of any breach of this Agreement shall be construed to be a waiver as to succeeding breaches. The failure of any Party to insist in any one or more instances upon performance of any terms or conditions of this Agreement shall not be construed as a waiver of future performance of any such term, covenant or condition but the obligations of the Parties with respect thereto shall continue in full force and effect. The breach by one Party to this Agreement shall not preclude equitable relief, injunctive relief, damages or the obligations in Article IV.

K. **Modification.** The provisions of this Agreement may be amended, modified or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall be construed as a waiver of such provisions or affect the validity, binding effect or enforceability of this Agreement or any provision hereof.

L. **Assignment.** This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, successors and permitted assigns. Executive may not assign this Agreement to a third party. Except as provided in this Agreement, nothing in this Agreement entitles any person other than the Parties to the Agreement to any claim, cause of action, remedy, or right of any kind.

M. **Section 409A.** This Agreement is intended to be interpreted and applied so that the payments and benefits set forth herein shall either be exempt from the requirements of Section 409A, or shall comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended ("***Section 409A***"). References to a "termination," "termination of employment" or like terms shall mean "separation from service" within the meaning of Section 409A to the extent required to comply with Section 409A. Notwithstanding any provision in this Agreement or elsewhere to the contrary, if on Executive's termination of employment, Executive is deemed to be a "specified employee" within the meaning of

Section 409A, any payments or benefits due upon a termination of Executive's employment under any arrangement that constitutes a "deferral of compensation" within the meaning of Section 409A (whether under this Agreement, any other plan, program, payroll practice or any equity grant) and which do not otherwise qualify under the exemptions under Treasury Regulation section 1.409A-1 (including without limitation, the short-term deferral exemption and the permitted payments under Treasury Regulation section 1.409A-1(b)(9)(iii)(A)), shall be delayed and paid or provided to Executive in a lump sum (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) on the earlier of (x) the date which is six months and one day after Executive's separation from service for any reason other than death, and (y) the date of Executive's death, and any remaining payments and benefits shall be paid or provided in accordance with the normal payment dates specified for such payment or benefit. Each payment under this Agreement to Executive shall be deemed a separate payment.

N. **Further Acts.** Whether or not specifically required under the terms of this Agreement, each party shall execute and deliver such documents and take such further actions as shall be necessary in order for such party to perform all of his or its obligations specified in the Agreement or reasonably implied from the Agreement's terms.

O. **Execution in Multiple Counterparts.** This Agreement may be executed in multiple counterparts, whether or not all signatories appear on these counterparts, and each counterpart shall be deemed an original for all purposes.

[*Signature Page Follows*]

IN WITNESS WHEREOF, the Company and Executive have caused this Agreement to be executed on the date first set forth above, to be effective as of the Effective Date.

EXECUTIVE:

Signature: [signature]

Name: Jonathan S. Heine

Date: April 16, 2021

THE COMPANY:

VERITEX COMMUNITY BANK

Signature: [signature]

Name: C. Malcolm Holland, III

Title: Chairman and Chief Executive Officer

Date: 4-16-21

VERITEX HOLDINGS, INC.

Signature: [signature]

Name: C. Malcolm Holland, III

Title: Chairman and Chief Executive Officer

Date: 4-16-21